Exhibit 99.1

I	2006 Q 1 FIRST QUARTER REPORT SUMMARY

BEHRINGER HARVARD REIT I, INC.

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

INVESTOR INFORMATION

For additional information about
Behringer Harvard and its real estate
programs, please contact us at
866.655.3650.

Highlights

Fund Details

•             Three additional properties were purchased for approximately $284.3 million during the first quarter of 2006: 10777 Clay Road in Houston, Texas; Burnett Plaza in Ft. Worth, Texas; and Woodcrest Corporate Center in the Philadelphia suburb of Cherry Hill, New Jersey.

•             The first quarter acquisitions added approximately 1.6 million square feet of office space to the Fund’s portfolio and increased the total number of properties in the portfolio to 24.

•             Total leased space at the end of the first quarter of 2006 represented approximately 94% of the Fund’s total rentable square footage, an increase of 1% from the previous quarter.

Financial Statement Details

•             Total revenue grew to approximately $22.6 million in the first quarter of 2006, a 55% increase over the fourth quarter of 2005.

•             Funds from operations (FFO) rose to approximately $11 million, a 52% increase over approximately $7 million of FFO in the prior quarter. The increase in FFO is primarily due to the operating results in the quarter and management’s decision to forgive asset management fees in the first quarter of 2006. This increase was partially offset by higher interest expense resulting from mortgages on the newly-acquired properties.

•             We issued approximately $85 million of common stock in the first quarter of 2006, compared to $65 million in the fourth quarter of 2005. This represented an increase of approximately 31%.

Market Details

•             Occupancy rates for the U.S. office market increased for the eighth consecutive quarter, ending the first quarter of 2006 at 85.7%, compared to 85.3% at the end of the fourth quarter of 2005.

•             Rental rates for Class A office properties continue to move higher and have increased more than 7% during the past four quarters combined.

BEHRINGER HARVARD REIT I, INC.

FINANCIAL HIGHLIGHTS (Unaudited)

NET OPERATING INCOME (NOI)

	Three months	Three months
	ended	ended
(in thousands)	Mar. 31, 2006	Dec. 31, 2005
Total revenue	$22,560	$14,588

Operating expenses
Property operating expenses	4,541	3,161
Real estate taxes	2,864	1,733
Property and asset management fees	769	1,398
Less: Asset management fees	—	(768)
Total operating expenses	8,174	5,524

Net operating income(1)	$14,386	$9,064

RECONCILIATION OF NOI TO NET INCOME

Net operating income(1)	$14,386	$9,064

Less: Depreciation & amortization	(10,062)	(7,115)
General & administrative expenses	(353)	(449)
Interest expense	(6,662)	(5,014)
Asset management fees	—	(768)
Add: Interest Income	1,045	1221
Equity in earnings of investments	1,061	673

Net loss	$(585)	$(2,388)

FUNDS FROM OPERATIONS (FFO)

Net loss	$(585)	$(2,388)

Add: Depreciation(2)	5,815	4,438
Amortization(2)	5,736	5,146

FFO(3)	$10,966	$7,196

CONDENSED CONSOLIDATED BALANCE SHEET

	Mar. 31, 2006	Dec. 31, 2005

Gross total assets	$1,225,161	$916,541
Less: Accumulated depreciation and amortization	(26,170)	(15,959)
Net total assets	$1,198,991	$900,582

Total liabilities	$612,523	$379,779
Total minority interest	3,300	$3,375
Total stockholders’ equity	583,168	517,428
Total liabilities and stockholders’ equity	$1,198,991	$900,582

Fund Strategy

Behringer Harvard REIT I, Inc. is a real estate investment trust (REIT) focused primarily on high quality, multi-tenant office properties in major metropolitan markets. The Fund seeks a total return for its investors through a combination of current income, capital preservation and capital appreciation over the targeted fund life of 8-12 years from the initial offering termination in February 2005.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2006 and December 31, 2005 and our unaudited condensed consolidated results of operations for the three months ended March 31, 2006 and December 31, 2005. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. (which may be referred to as the “Company,” “we,” “us,” or “our”) and our subsidiaries, our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward- looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

(1) Net operating income (NOI) is defined as net income, computed in accordance with generally accepted accounting principles (GAAP), generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization and minority interests. Management believes that NOI provides the investor with an accurate measure of the Company’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of net operating income to net income has been provided in accordance with GAAP.

(2) This represents our proportional share of depreciation and amortization expense of the properties we wholly own and those in which we own tenant-in-common interests. The expenses of these tenant-in-common interests are reflected in our equity in earnings of investments in tenant-in-common interests.

(3) FFO is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries. FFO should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

Published 06/06
© 2006 Behringer Harvard	6050142